Exhibit 4(i)

EXXON MOBIL CORPORATION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of July 1, 2026 (this “Second Supplemental Indenture”), by and between EXXON MOBIL CORPORATION, a New Jersey corporation, as issuer (the “Company”), EXXONMOBIL HOLDINGS CORPORATION, a Texas corporation, as guarantor (the “Parent Guarantor”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”), supplements the Indenture, dated as of March 20, 2014 (the “Indenture”), by and between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, as supplemented by the First Supplemental Indenture dated June 26, 2020, and related officers’ certificates providing for the issuance of the 2.275% notes due 2026, the 3.294% notes due 2027, the 0.524% Notes due 2028, the 2.440% notes due 2029, the 3.482% notes due 2030, the 2.610% notes due 2030, the 0.835% Notes due 2032, the 1.408% Notes due 2039, the 2.995% notes due 2039, the 4.227% notes due 2040, the 3.567% notes due 2045, the 4.114% notes due 2046, the 3.095% notes due 2049, the 4.327% notes due 2050, the 3.452% notes due 2051, the Floating Rate Notes due 2074, the Floating Rate Notes due 2075, the Floating Rate Notes due 2075 and the Floating Rate Notes due 2076;

WHEREAS, Section 9.01(j) of the Indenture provides that, without the consent of any Holder of Securities, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the parties hereto desire to enter into this Second Supplemental Indenture to evidence the absolute and unconditional Guarantee (as defined below) by the Parent Guarantor of all obligations of the Company under the Indenture and any Securities issued thereunder;

WHEREAS, all actions necessary to make this Second Supplemental Indenture the valid and binding obligation of the Parent Guarantor and to constitute this document a valid and binding supplemental indenture according to its terms have been duly taken;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Second Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1

TERMS

Section 1.01. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AGREEMENT TO GUARANTEE

Section 2.01. The Guarantee. Subject to the provisions of this Article 2, the Parent Guarantor hereby fully and unconditionally guarantees the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, the Securities, and the full and punctual payment of all other amounts payable by the Company to the Holders under the Indenture (the “Guarantee”). Upon the failure by the Company to pay punctually any such amount, the Parent Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.02. Guarantee Unconditional. The Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or the Securities, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or the Securities;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or the Securities;

(d) the existence of any claim, set-off or other rights that the Parent Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to or against the Company for any reason of the Indenture or the Securities, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Securities or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Parent Guarantor’s obligations hereunder.

Section 2.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 2.09, the Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on the Securities and all other amounts payable by the Company with respect to the Securities under the Indenture have been paid in full. If at any time any payment of the principal of (and premium, if any) or interest on the Securities or any other amount payable by the Company with respect to the Securities under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 2.04. Waiver by the Parent Guarantor. The Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 2.05. Subrogation. The Parent Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Securities, the Guarantee and the Indenture, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Guarantee, whether by subrogation or otherwise, against the Company.

Section 2.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Parent Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 2.07. Enforcement. The Parent Guarantor agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing its rights under this Article 2.

Section 2.08. Notation of Guarantee Not Required. The Parent Guarantor acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Security of a notation relating to the Guarantee.

Section 2.09. Release of Parent Guarantor. The Parent Guarantor’s obligations under the Guarantee shall terminate upon (a) satisfaction and discharge pursuant to Section 4.01 of the Indenture, or (b) defeasance and discharge pursuant to Section 4.03 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Parent Guarantor from its obligations under the Guarantee.

Section 2.10. Benefits Acknowledged. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 3

REPORTING

Section 3.01. Reports by Company. For the avoidance of doubt, filings with the Commission of annual reports, quarterly reports and other documents by the Parent Guarantor shall satisfy the obligations set forth in Section 7.04 of the Indenture.

ARTICLE 4

Acceptance of Second Supplemental Indenture

Section 4.01. Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.01. Governing Law; Waiver of Trial by Jury. THIS SECOND SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY, THE PARENT GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.02. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any authenticating agent, any Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 5.03. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.04. Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 5.05. The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture. The recitals in this Second Supplemental Indenture are made by the Company and the Parent Guarantor only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 5.06. Effect on Successors and Assigns. All agreements of the Company, the Parent Guarantor, the Trustee, the Registrar and the Paying Agent in this Second Supplemental Indenture will bind their respective successors.

Section 5.07. Headings, Etc. The titles and headings of the articles and sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.08. Notice. All notices and other communications to the Company, Parent Guarantor or Trustee may be electronically communicated or hand delivered, to any party hereto at the addresses as provided in this Section 5.08:

All communications intended for the Company shall be sent to:

Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, TX 77389

Attn: Julio E. Tamacas

Email: capital.markets@exxonmobil.com

All communications intended for the Parent Guarantor shall be sent to:

ExxonMobil Holdings Corporation

22777 Springwoods Village Parkway

Spring, TX 77389

Attn: Julio E. Tamacas

Email: capital.markets@exxonmobil.com

All communications intended for the Trustee shall be sent to:

Deutsche Bank Trust Company Americas

1 Columbus Circle, 4th Floor

New York, New York 10019

Attn: Corporates Team Deal Manager – Exxon Mobil Corporation

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

EXXON MOBIL CORPORATION

By:	/s/ James R. Chapman
Name: James R. Chapman
Title: President

EXXONMOBIL HOLDINGS CORPORATION, as Parent Guarantor

By:	/s/ James R. Chapman
Name: James R. Chapman
Title: Vice President, Corporate Finance and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Director

By:	/s/ Mary Miselis
Name: Mary Miselis
Title: Vice President